News Release

Contacts:

Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President, Finance and Administration, and Chief Financial Officer (609) 275-0500 jack.henneman@integralife.com	Angela Steinway (609) 936-2268 angela.steinway@integralife.com

Integra LifeSciences Lowers Costs and Extends Term of Its $600 Million Credit Facility

PLAINSBORO, N.J., June [8], 2011 (GLOBE NEWSWIRE) — Integra LifeSciences Holdings Corporation (Nasdaq:IART) today announced that it has established new terms under its credit facility, including lower pricing and an extended maturity date, with its bank group led by Bank of America, N.A and JPMorgan Chase Bank.

“We are pleased that we were able to establish more favorable terms under our credit facility,” said Jack Henneman, Integra’s Chief Financial Officer.

The new credit facility, which amended and replaced the prior one, includes the following:

•	a decrease of 75 basis points in the applicable rates used for borrowings and an average decrease of 13.8 basis points in the annual commitment fee;

•	an option to increase the aggregate size of the facility by $200 million with additional commitments; and

•	an extension of the current credit facility’s maturity date to June 8, 2016.

Integra plans to use the new credit facility to refinance the company’s borrowings under its existing facility, and for capital expenditures, acquisitions, share repurchases and other general corporate purposes.

The company expects one-time costs of the refinancing transaction, which will impact second quarter expense, to be approximately $0.8 million. Integra expects to provide detailed guidance regarding the financial impacts of the transaction on our future financial expectations when we report our financial results for second quarter of 2011.

“This new facility provides us with increased financial flexibility and access to more capital to support the company’s continued growth through 2016,” said Mr. Henneman.

About Integra

Integra LifeSciences, a world leader in medical devices, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions in orthopedics, neurosurgery, spine, reconstructive and general surgery. For more information, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and reflect the Company’s judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2010 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.